Contacts: J. Daniel Speight (404) 760-7706
Katie Bows (404) 760-7712

FOR IMMEDIATE RELEASE

Flag Financial Corporation Reports a 59 Percent Increase in Third Quarter Earnings

Atlanta, Ga. (October 17, 2005) - Flag Financial Corporation (Nasdaq: FLAG) today announced net income for the third quarter of 2005 of $2.6 million or $0.28 per diluted share, an increase of 59.0% from $1.7 million or $0.19 per diluted share when compared to the same quarter in 2004. Net income for the nine-month period ended September 30, 2005 totaled $6.8 million or $0.73 per diluted share compared to $5.7 million or $0.63 per diluted share in the same period in 2004.

Return on average assets for the third quarter and nine-month period ended September 30, 2005, was 1.18% and 1.05%, respectively, compared to 0.87% and 1.04%, respectively, for the same periods in 2004. Return on average equity for the third quarter and nine-month period ended September 30, 2005, was 14.46% and 12.67%, respectively, compared to 10.21% and 11.50%, respectively, for the same periods in 2004.

Balance Sheet Growth
Flag Financial ended the third quarter of 2005 with total assets of $919.1 million, an increase of 15.9% from September 30, 2004. Gross loans outstanding at quarter-end were $701.0 million, an increase of 18.7% over September 30, 2004. Deposits increased to $784.8 million at September 30, 2005, an increase of 18.3% over the same date in the prior year.

Positive Trends Continue in Metro Atlanta
Flag Financial’s balance sheet growth is attributable to its continued ability to expand its loan and deposit base in metro Atlanta. Loans in the metro Atlanta region grew $97.7 million to $456.0 million, an increase of 27.3% from September 30, 2004, while metro Atlanta deposits increased $112.4 million, or 32.1% to $463.0 million as compared to September 30, 2004. At September 30, 2005, metro Atlanta loans and deposits made up 65.0% and 59.0% of Flag Financial’s total loans and deposits, respectively, compared to 60.7% and 52.8%, respectively, at September 30, 2004.

On May 26, 2005, Flag Financial announced plans to acquire First Capital Bancorp, Inc., a Norcross, Georgia-based bank holding company and parent company of First Capital Bank. The agreement has been approved by the boards of directors and shareholders of each company. Subject to regulatory approvals, the transaction is expected to close in the fourth quarter of 2005 and is projected to be accretive in 2006. The acquisition of First Capital will accelerate Flag Financial’s growth strategy, more than doubling its presence in the metro Atlanta market. Upon completion of this transaction, Flag Financial will have total assets of approximately $1.7 billion, increasing its metro Atlanta presence by approximately $500 million in loans and deposits.

Commenting on the quarter’s results, Joseph W. Evans, chairman and chief executive officer said, “Once again, we are very pleased with the positive trends in all aspects of the company: core deposit growth, loan growth, credit quality and the fee-income generation of Flag Mortgage and Payroll Solutions. Additionally, with preparations for our expected fourth quarter acquisition of First Capital Bancorp going very smoothly, we have very high expectations for our continued metro Atlanta expansion and our performance in the coming year.”

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Net Interest Income
Net interest income for the third quarter of 2005 increased $2.5 million or 32.3% to $10.1 million, compared to $7.6 million for the same quarter in 2004. For the nine-month period ended September 30, 2005, net interest income increased $5.8 million or 26.2% to $27.9 million from $22.1 million from the same period in 2004. The increase in net interest income resulted from the continued growth in loans, including an increase in interest on loans and an improvement in the net interest margin. In the third quarter and nine-month period ended September 30, 2005, interest on loans increased $4.8 million and $11.8 million, respectively, compared to the same periods last year. The net interest margin increased 52 basis points to 4.85% in the third quarter of 2005 compared to 4.33% in the third quarter of 2004 and improved 27 basis points to 4.71% in the first nine months of 2005 from 4.44% in the same period of 2004. For the quarter and nine-month period ended September 30, 2005, the yield on interest-earning assets increased 150 basis points and 109 basis points, respectively, while the cost of interest-bearing liabilities increased 111 basis points and 91 basis points, respectively.

Noninterest Income
Noninterest income rose to $3.0 million in the third quarter of 2005, an increase of $780,000 or 34.6%, compared to $2.3 million in the third quarter of 2004. Payroll Solutions generated $542,000 in fee income in the third quarter of 2005 and mortgage banking activities increased $146,000 compared to the same period last year. In the third quarter of 2005, Flag Financial recognized gains on sales of other real estate owned of $336,000 versus $78,000 in the third quarter of 2004. Noninterest income decreased $1.3 million for the nine-month period ended September 30, 2005 as compared to the same period in 2004. Included in the nine-month period ended September 30, 2004, is a $3.0 million gain on the sale of Flag Financial’s Thomaston, Georgia, branch and gains on sales of investment securities of $700,000. In the nine-month period ended September 30, 2005, partially offsetting the decrease in noninterest income, were fees generated by Payroll Solutions totaling $1.6 million and gains on sales of other real estate owned increased $445,000.

Noninterest Expense
Noninterest expense increased to $8.9 million in the third quarter of 2005, an increase of $1.6 million or 21.4%, compared to $7.3 million in the third quarter of 2004. Noninterest expense increased to $25.4 million in the nine-month period ended September 30, 2005, an increase of $3.4 million or 15.3%, compared to $22.0 million in the same period last year. In the third quarter and nine-month period ended September 30, 2005, salaries and employee benefits increased $1.1 million and $2.4 million, respectively, primarily as a result of an increase in production personnel in metro Atlanta and the addition of Payroll Solutions.

Credit Quality
Credit quality trends continued to improve in the third quarter of 2005. Nonperforming assets were at 0.49% of total assets at September 30, 2005, compared to 0.74% at September 30, 2004. Annualized net recoveries to average loans were at 0.13% for the third quarter of 2005, compared to 0.05% in the third quarter of 2004. Annualized net recoveries for the nine-month period ended September 30, 2005 were at 0.03%, compared to net charge-offs of 0.06% in the same period in 2004. The allowance for loan losses totaled $9.5 million at September 30, 2005, compared to $8.3 million at September 30, 2004. The allowance for loan losses represented 1.36% of gross loans at September 30, 2005, compared to 1.41% of gross loans at September 30, 2004. Loan loss provision for the third quarter of 2005 and 2004 totaled $375,000. For the nine-month period ended September 30, 2005, loan loss provision totaled $750,000 compared to $1.5 million in the same period in 2004.

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Flag Financial Corporation (www.flagbank.com) is a bank holding company whose wholly owned subsidiary is Flag Bank. The Flag Financial franchise consists of 24 offices, including 16 full-service banking offices and six mortgage/loan production offices, in 15 counties in Georgia. Flag Financial's common stock is traded on the Nasdaq Stock Market under the ticker symbol "FLAG."

Except for historical information contained herein, the matters discussed in this press release consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. These risks and uncertainties include, but are not limited to, unforeseen general economic conditions, potential difficulties in the execution of Flag Financial’s business and growth strategies, difficulties in integrating the First Capital acquisition, competitive risks and other factors set forth from time to time in Flag Financial’s filings with the Securities and Exchange Commission. When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” and “anticipates” are similar expressions as they relate to Flag Financial (including its subsidiaries), or its management, and are intended to identify forward-looking statements.

Flag Financial from time to time becomes aware of rumors concerning its business, prospects and results of operations. As a matter of policy, Flag Financial does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and other unsubstantiated information. Flag Financial complies with federal and state laws applicable to the disclosure of information concerning its business, prospects and results of operations. Investors may be at significant risk in relying on unsubstantiated information from other sources.

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Flag Financial Corporation and Subsidiary
Financial Summary
(Dollars in thousands except per share information)
(Unaudited)

	Three Months Ended September 30,
	2005	2004

Interest income	$15,933	$10,813
Interest expense	5,817	3,165
Net interest income	10,116	7,648
Provision for loan losses	375	375
Net interest income after provision	9,741	7,273
Noninterest income	3,034	2,254
Noninterest expense	8,855	7,297
Income before taxes	3,920	2,230
Provision for income taxes	1,283	571
Net income	$2,637	$1,659

Performance Ratios:
Basic earnings per share	$0.31	$0.20
Diluted earnings per share	0.28	0.19
Cash dividends declared	0.06	0.06
Book value at quarter end	8.74	7.87
Tangible book value at quarter end	6.28	5.91

Net interest margin, taxable equivalent	4.85%	4.33%
Yield on interest-earning assets	7.61%	6.11%
Cost of interest-bearing liabilities	3.05%	1.94%
Efficiency ratio	67.20%	74.00%
Net overhead ratio	2.60%	2.64%
Return on average assets	1.18%	0.87%
Return on average equity	14.46%	10.21%

Credit Quality Ratios:
Allowance for loan losses	$9,511	$8,328
Nonperforming assets	4,507	5,907
Allowance for loan losses to loans	1.36%	1.41%
Nonperforming assets to total assets	0.49%	0.74%
Net recoveries	(221)	(64)
Net recoveries to average loans	0.13%	0.05%

At Quarter End:
Gross loans outstanding	$700,999	$590,374
Mortgage loans-held-for-sale	10,401	6,666
Total assets	919,125	793,038
Interest-earnings assets	858,134	741,162
Deposits	784,806	663,317
Shareholders’ equity	74,652	65,038

Average Balances:
Gross loans outstanding	$672,860	$566,691
Mortgage loans-held-for-sale	11,846	6,240
Total assets	895,843	762,679
Interest-earning assets	838,482	710,765
Deposits	765,055	629,221
Shareholders’ equity	72,921	65,003

Flag Financial Corporation and Subsidiary
Financial Summary
(Dollars in thousands except per share information)
(Unaudited)

	Nine Months Ended September 30,
	2005	2004

Interest income	$42,784	$30,558
Interest expense	14,842	8,419
Net interest income	27,942	22,139
Provision for loan losses	750	1,470
Net interest income after provision	27,192	20,669
Noninterest income	8,228	9,537
Noninterest expense	25,394	22,018
Income before taxes	10,026	8,188
Provision for income taxes	3,256	2,512
Net income	$6,770	$5,676

Performance Ratios:
Basic earnings per share	$0.79	$0.67
Diluted earnings per share	0.73	0.63
Cash dividends declared	0.18	0.18

Net interest margin, taxable equivalent	4.71%	4.44%
Yield on interest-earning assets	7.19%	6.10%
Cost of interest-bearing liabilities	2.74%	1.83%
Efficiency ratio	70.06%	69.42%
Net overhead ratio	2.67%	2.28%
Return on average assets	1.05%	1.04%
Return on average equity	12.67%	11.50%

Average Balances:
Gross loans outstanding	$632,182	$518,598
Mortgage loans-held-for-sale	8,611	4,434
Total assets	857,476	728,344
Interest-earning assets	800,354	675,574
Deposits	732,989	593,233
Shareholders’ equity	71,266	65,799

Flag Financial Corporation and Subsidiary
Consolidated Balance Sheets
(Dollars in thousands, except share data)

	September 30, 2005	December 31, 2004	September 30, 2004
	(unaudited)	(audited)	(unaudited)
Assets

Cash and due from banks	$16,101	$13,345	$13,721
Other interest-bearing deposits in banks	5,946	13,397	15,852
Federal funds sold	24,578	13,574	18,826
Total cash and cash equivalents	46,625	40,316	48,399
Other interest-bearing deposits in banks	4,000	5,473	1,626
Investment securities available-for-sale	99,878	111,390	94,607
Other investments	12,332	13,161	13,211
Mortgage loans held-for-sale	10,401	10,688	6,666
Loans, net of allowance for loan losses of $9,511, $8,602 and $8,328, respectively	691,488	596,101	582,046
Premises and equipment, net	13,458	14,458	14,284
Intangible assets	20,986	20,919	16,246
Other assets	19,957	15,831	15,953
Total assets	$919,125	$828,337	$793,038

Liabilities and Stockholders’ Equity

Deposits:
Noninterest-bearing deposits	$57,372	$48,812	$42,679
Interest-bearing demand deposits	347,971	347,940	320,777
Savings	20,697	20,940	21,863
Time	358,766	289,155	277,998
Total deposits	784,806	706,847	663,317
Advances from Federal Home Loan Bank	25,000	25,000	40,000
Federal funds purchased and repurchase agreements	1,420	2,295	4,144
Other borrowings	-	4,300	-
Junior subordinated debentures	24,743	14,433	14,433
Other liabilities	8,504	6,260	6,106
Total liabilities	844,473	759,135	728,000

Preferred stock, 10,000,000 shares authorized, none issued and outstanding	-	-	-
Common stock, $1 par value, 20,000,000 shares authorized, 10,097,272, 10,053,572 and 9,810,849 shares issued and outstanding at September 30, 2005, December 31, 2004 and September 30, 2004, respectively	10,097	10,054	9,811
Additional paid-in capital	28,296	27,954	24,799
Retained earnings	49,875	44,642	43,460
Accumulated other comprehensive (loss) income	(112)	56	472
Less: Treasury stock at cost; 1,551,186 shares at September 30, 2005, December 31, 2004 and September 30, 2004	(13,504)	(13,504)	(13,504)
Total stockholders' equity	74,652	69,202	65,038
Total liabilities and stockholders' equity	$919,125	$828,337	$793,038

Flag Financial Corporation and Subsidiary
Consolidated Statements of Earnings
(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

	(unaudited)
Interest income:
Interest and fees on loans	$14,279	$9,515	$38,120	$26,313
Interest on investment securities	1,339	1,177	3,719	3,925
Interest on federal funds sold and other interest-bearing deposits in banks	315	121	945	320
Total interest income	15,933	10,813	42,784	30,558
Interest expense:
Interest on deposits:
Demand	2,339	1,343	5,963	3,576
Savings	35	32	98	99
Time	2,857	1,436	7,369	3,857
Interest on other borrowings	586	354	1,412	887
Total interest expense	5,817	3,165	14,842	8,419
Net interest income before provision for loan losses	10,116	7,648	27,942	22,139
Provision for loan losses	375	375	750	1,470
Net interest income after provision for loan losses	9,741	7,273	27,192	20,669
Noninterest income:
Service charges on deposit accounts	855	946	2,428	2,796
Mortgage banking activities	890	744	2,157	1,869
Insurance commissions and brokerage fees	66	162	198	438
Gain on sale of branch	-	-	-	3,000
Gain on sales of other real estate owned	336	78	558	113
Gain on sales of investment securities available-for-sale	-	7	129	700
Other	887	317	2,758	621
Total noninterest income	3,034	2,254	8,228	9,537
Noninterest expense:
Salaries and employee benefits	5,539	4,480	15,759	13,347
Occupancy	977	974	2,915	2,747
Professional fees	429	235	1,462	817
Postage, printing and supplies	257	244	734	693
Communications	539	556	1,648	1,670
Other	1,114	808	2,876	2,744
Total noninterest expense	8,855	7,297	25,394	22,018
Earnings before provision for income taxes	3,920	2,230	10,026	8,188
Provision for income taxes	1,283	571	3,256	2,512
Net earnings	$2,637	$1,659	$6,770	$5,676

Basic earnings per share	$0.31	$0.20	$0.79	$0.67

Diluted earnings per share	$0.28	$0.19	$0.73	$0.63